Procedures Pursuant to 10f-3
Morgan Grenfell International Select Equity Fund

				Securities Purchased			Comparable Security #1		Comparable Security #2
Name of Underwriters	See Prospectus				n/a					n/a

Name of Issuer		Kingston Communications Plc		Sonera OJY				Panafon Hellenic 															Telecommunications Co S.A.

Title of Security		Kingston Communications Plc		Sonera OJY				Panafon Hellenic 															Telecommunications Co S.A.

Date of First
Offering			07/12/1999					10/13/1999				11/18/1998

Amount of Total
Offering			192,500,001 shares			114,000,000 shares		33,312,500 shares

Total Value of
Offering			433,125,002 GBP				2,707,500,000 Euros		156,568,750,000 GRD
				(725,484,379 USD)

Unit Price			2.25 GBP (3.76875 USD)			23.75 Euros				GRD4700-5100

Underwriting Discount	3%						2.10%					total 3%

Dollar Amount
Purchased			$232,337					n/a					20,196,000 GRD

Number of Shares
Purchased			66,500 shares				n/a					3,960 shares

Years of Continuous
Operation			1997						1928					1992

% of Offering
Purchased by Fund		0.03%						n/a					0.01%

% of Offering
Purchased by
Associated Investment
Companies			0%						n/a					n/a

% of Offering
Purchased by Fund
and Associated
Funds (Limited to 25%
of the Offering)		0.03%						n/a					0.01%

Name(s) of
Underwriter(s) or
Dealer(s) from who
Purchased			Robert Fleming				n/a					Warburg Dillon Reed

Is the affiliate a
manager or co-manager	yes						n/a					Deutsche Bank